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The

fiber

of every day

2013 ANNUAL REPORT

Domstar

The fiber of every day

Creating useful, everyday products is what we do at Domtar. As a fiber-based consumer products company, we are woven into the lives of millions of people around the world. Our paper is everywhere, from a doctor’s handwritten prescription to a grocery store receipt, from a favorite book to a hospital gown. So is our range of absorbent hygiene products, from baby diapers to solutions that bring autonomy to adults dealing with incontinence. With all our products, we are truly delivering the fiber of every day — and there is much more to come. Domtar’s transformation from papermaker to fiber innovator gained pace in 2013. Through acquisitions, the continued repurposing of existing assets, and other initiatives, we ended the year with strengthened earnings potential for the long term. As a result of the progress we made in 2013, the Domtar growth story is set firmly on its path.

John D. Williams

President and

Chief Executive Officer

1

Message to Shareholders

A growing Personal Care business

We continued the growth momentum for Domtar Personal Care in 2013 with two additional acquisitions. Associated Hygienic Products (AHP) is a leading store-brand manufacturer of infant diapers in the United States, and now that it is part of Domtar, our product range and market reach have taken a significant step forward. The early 2014 acquisition of Spain’s largest branded adult incontinence (AI) products manufacturer, Indas, combined with the Attends Europe purchase in 2012, gives us the critical mass to build a truly pan-European business in this growing market segment.

With five acquisitions in just over two years, and capital investments in additional manufacturing capacity to drive organic growth, we are on track to reach our stated objective of $300–500 million in EBITDA from growth businesses by 2017. An important element of this strategy will be realized through innovations that will maintain Domtar’s absorbent hygiene products at the forefront of the industry. To this end, our 2012 acquisition of EAM brought significant capabilities and technologies that will further enhance Domtar’s competitiveness into the future.

A high-performing Pulp and Paper business

Our high-performing Pulp and Paper business continues to be our central value proposition and we expect it to remain so for years to come. This core business is a strong cash flow generator and we continue to make disciplined strategic investments with a view toward improving our product mix by increasing the proportion of paper grades and market niches that are growing.

The 2013 completion of the repurposing of our Marlboro, South Carolina mill from commodity to specialty paper is a case in point. Specialty and packaging products now account for 15% of Domtar’s total paper sales.

Message to Shareholders

We also took meaningful steps this past year to sustain our leadership in the uncoated freesheet market, by bringing the Xerox brand into our paper offering. This move adds another premium brand to our line of environmentally responsible papers, while giving Domtar access to Xerox research and development on pre-commercialized imaging technologies, allowing us to stay ahead of printing changes on the horizon.

Innovation in fiber-based materials

Speaking of R&D, Domtar achieved new milestones in wood fiber innovation in 2013. We inaugurated commercial-scale lignin extraction at our Plymouth, North Carolina mill, an initiative that allows us to take a component of wood fiber that was previously used as a renewable fuel and create new products of higher market value.

We also continue our involvement in the development of nanocrystalline cellulose, or NCC, a structural building block of trees. Cellulose nanocrystals are also non-toxic and highly iridescent, thereby offering a host of application opportunities. CelluForce, Domtar’s 50-50 joint venture with FPInnovations, is actively working to commercialize this high-potential bio-product.

Advocating for paper’s

enduring value in a digital age

Advocacy remains an important part of our paper strategy. In 2013, our award-winning PAPERbecause campaign featured four new “Really, Really Short Films” that shifted the focus from the illogical extremes of the paperless office to the value of paper in everyday life.

Using humor to underscore the enduring importance of paper as a renewable and highly recyclable resource in a digital age has been remarkably effective in building industry and sales channel support. We think it is no coincidence that the U.S. industry recently coalesced behind a $0.35 per ton Paper and Paper-based Packaging Promotion program (known as the Paper Check-off) that will fund the promotion of paper products through generic advertising, a strategy that has been deployed successfully for a number of agricultural product campaigns (beef, eggs, milk, etc.) over the years.

Sustainability leadership,

integral to our growth story

Our commitment to sustainability is part of our fiber. The foundation of our sustainability commitment remains our belief in partnerships, exemplified by our longstanding association with World Wildlife Fund (WWF) and the Rainforest Alliance and our continued preference for Forest Stewardship Council™ (FSC®) certified fiber. Our signature EarthChoice® line of environmentally responsible papers now represents 25% of all the paper we sell at Domtar. The simple fact is that consumers want to buy responsibly sourced paper, and the EarthChoice Product Line represents the widest offering of FSC certified papers in the market today. We are pleased with the market that EarthChoice has created and believe there is room to grow — and follow consumer demand — going forward.

3

A whistlestop tour of 2013 also needs to include our important collaborations with not-for-profit organizations such as First Book, which this past year alone has delivered nearly one hundred thousand new books to children in need across North America, and Recyclebank, with its Green Schools program that empowers young people to take positive action for the environment. And of course, we continue to offer keystone support for the United Way/Centraide annual fundraising campaigns that have such an impact on the frontlines of social need in each of our host communities across North America.

Perhaps no achievement is more indicative of our determination to attain sustainable growth than our safety performance. In 2013, after several years of consistent improvement, we had our best year on record at Domtar with an incident rate of less than 1, considered to be world-class in manufacturing. Agility, Caring, and Innovation are the Domtar values that define us in the marketplace and unite us as employees, so our health and safety results are for me both a 2013 highlight and a proof point of our collective commitment to caring about our people.

Delivering value for shareholders,

now and into the future

As we continue our transformation journey, we are committed to driving value for our shareholders. In 2013, we returned $250 million to shareholders through a combination of dividends and share buybacks — representing over 100% of our free cash flow. At the same time, we invested $242 million in capital expenditures across the business.

Thanks to the strong cash flow from our Pulp and Paper business, we are executing our growth strategy, sustaining our core business, and maintaining a healthy balance sheet, as indicated by our 24% net debt-to-total-capitalization ratio. This is a testament to our ability to manage the short term while transitioning the business to a growth-oriented product mix.

A continuing journey, an experienced team

I have said repeatedly that our move to position Domtar for sustainable growth is a process of evolution, not revolution. Indeed, we are building on the fiber that has made us successful over the past 150 years to reposition the company in markets with favorable trends in consumer demand and demographics.

Our shareholders can count on the people of Domtar, with their wealth of expertise, to keep our cash flow engine running efficiently while we ramp up our Personal Care business. We may be geographically dispersed, with a wide range of products, but we are bound together at Domtar by a commitment to quality and value that make a real difference in peoples’ lives.

This is the every day of our everyday fiber.

John D. Williams

President and

Chief Executive Officer

Domtar at a Glance

Domtar Corporation (NYSE: UFS) (TSX: UFS) designs,
manufactures, markets, and distributes a wide variety of
fiber-based products including communication papers,
specialty and packaging papers, and absorbent hygiene
products. The foundation of its business is a network of
world-class wood fiber converting assets that produce
papergrade, fluff, and specialty pulps. The majority of its
pulp production is consumed internally to manufacture paper
and consumer products. Domtar is the largest integrated
marketer of uncoated freesheet paper in North America with
recognized brands such as Cougar®, Lynx® Opaque Ultra,
Husky® Opaque Offset, First Choice®, and EarthChoice®
Office Paper. Domtar is also a leading marketer and
producer of a broad line of incontinence care products
marketed primarily under the Attends®, IncoPack, and
Indasec® brand names as well as baby diapers. In 2013,
Domtar had sales of US$5.4 billion from some 50 countries.
The Company employs approximately 10,000 people. To
learn more, visit www.domtar.com.

	1	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

5

Selected Financial Figures
(in millions of dollars unless otherwise noted)
	2011	2012	2013

Sales per segment
Pulp and Paper	5,542	5,088	4,843
Intersegment sales — Pulp and Paper	(1)	(5)	(18)
Personal Care	71	399	566

Consolidated sales	5,612	5,482	5,391
Operating income (loss) per segment
Pulp and Paper	581	330	171
Personal Care	7	45	43
Corporate	4	(8)	(53)

Operating income	592	367	161
Net earnings	365	172	91
Cash flow provided from operating activities	883	551	411
Capital expenditures	144	236	242
Free cash flow	739	315	169
Total assets	5,869	6,123	6,278
Long-term debt, including current portion	841	1,207	1,514
Net debt-to-total capitalization ratio	12%	16%	24%
Total shareholders’ equity	2,972	2,877	2,782
Weighted average number of common and exchangeable shares outstanding in millions (diluted)	40.2	36.1	33.4

1	Includes the acquisition of Indas, completed January 2, 2014.

Pulp and Paper

7

Domtar is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America, with a growing business in specialty and packaging papers. Our 13 pulp and paper mills are located in the United States and Canada.

Paper

Our communication, specialty, and packaging papers are sold to a variety of customers in the United States, Canada, and overseas, including merchants, retailers, stationers, printers, publishers, converters, and end users. We sell a combination of private labels and well-recognized branded products such as Cougar, Lynx Opaque Ultra, Husky Opaque Offset, First Choice, and the EarthChoice Product Line, our offering of environmentally and socially responsible papers.

Market conditions1

In 2013, 9.4 million short tons of uncoated freesheet paper were manufactured in North America, a 2% decline compared to the previous year. North American demand was about 9.5 million short tons, a 1.5% decrease compared to 2012. Global demand for uncoated freesheet was estimated at 45.1 million tons, a 0.9% increase over the previous year.

While North American demand for uncoated freesheet paper has been declining at an annual rate of about 3.4% since 2000, global demand increased at a rate of about 2.6% per year over the same period.

According to RISI2, global demand is expected to grow at an annual rate of 0.2% over the next five years, buoyed by strong demand in South East Asia and increased consumption in Eastern Europe and Latin America.

1	Source: All figures from the Pulp and Paper Products Council (PPPC) unless otherwise indicated.

2	RISI, the leading information provider for the global forest products industry.

Pulp

We sell softwood, fluff, and hardwood market pulp produced in excess of our internal needs. This pulp is marketed and sold overseas, in the United States, and in Canada. Sales to overseas customers are made directly or through commission agents, while North American customers are served mainly through our own sales force. Domtar is the third largest chemical market pulp producer in North America, and the thirteenth largest in the world.

Market conditions1

North American production of chemical market pulp was 15.3 million metric tons in 2013, a 0.3% decrease compared to 2012. Global production was approximately 55.1 million metric tons, a 2.9% increase over the previous year.

Key numbers – Pulp and Paper

We manufacture pulp and paper products in nine pulp and paper mills in the United States and four in Canada. Our pulp and paper manufacturing operations are supported by 15 converting and distribution facilities (including a network of 12 plants located offsite of our paper mills). Our pulp and paper products are sold in more than 50 countries.

Review – Pulp and Paper

—	Sales decreased by 4.8% to $4.843 billion compared to 2012, mainly driven by lower prices for paper and lower shipments in both paper and pulp

—	EBITDA before items[1] of $582 million

—	Capital investment of $147 million in our mill system

—	Health and safety performance as measured by the total frequency rate (TFR) improved to 0.95 compared to 1.08 in 2012, Domtar’s best-ever year on record

Key figures

Year ended December 31	2011	2012	2013
(In millions of dollars unless otherwise noted)
Sales	5,542	5,088	4,843
Operating income	581	330	171
Depreciation and amortization	372	365	345
EBITDA before items[1]	1,090	740	582
Capital expenditures	135	183	147
Total assets	4,958	4,637	4,363
Paper shipments (‘000 ST)	3,534	3,320	3,260
Pulp shipments (‘000 ADMT)	1,497	1,557	1,445

1	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

9

HIGHLIGHTS OF PULP AND PAPER DIVISION

Acquired Xerox North American paper and media products business

$147 million

OF CAPITAL INVESTMENT IN OUR PULP AND PAPER MILLS

Commercial-scale lignin removal plant inaugurated at the Plymouth, North Carolina mill, to produce Domtar **BioChoice**™, a bio-based alternative to fossil fuel additives across a wide range of industrial applications

3rd year without a lost-time injury at our Addison, Illinois converting and distribution facility

15% of our paper sales were specialty and packaging grades

Some **500,000 miles** of annual truck traffic **eliminated** by installing a conveyor system at the Hawesville, Kentucky mill

Some **8,000** employees in our pulp and paper business



BEST YEAR ever in safety performance with a **TFR**[1] **OF 0.95**



960,400 tons of EarthChoice paper **sold**

No recordable incidents at the Marlboro, South Carolina mill in 2013

Start-up of biomass cogeneration plant with **We Energies at the Rothschild, Wisconsin mill**

EBITDA before items[2] of **$582 million**

16th year without a lost-time injury at our Rock Hill, South Carolina converting and distribution facility

Announced **agreement to sell** the former Ottawa/Gatineau mill site

50+ countries are **end markets** for our pulp and paper products

1 Total Frequency Rate: number of recordable incidents per 100 employees

2 Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

Personal

Care

11

Our Personal Care business encompasses the design, manufacture, marketing, and distribution of adult incontinence (AI) products, infant diapers, and other absorbent products. We sell a combination of branded and private label products, including briefs, protective underwear, underpads, pads, washcloths, baby diapers, infant training pants, and related products.

We distribute our products into healthcare and retail channels. In both North America and Europe, we are a leading AI supplier in the healthcare channel, with a growing presence in retail. Our early 2014 acquisition of Indas, Spain’s largest branded AI supplier, increased our AI position in Southern Europe in both healthcare and retail channels. In North America, we increased our presence in retail channels with our acquisition of AHP, a leading store-brand manufacturer of infant diapers.

Key numbers

Domtar Personal Care products are manufactured in six facilities in North America and Europe. The division has a research and development facility and production lines which manufacture high-quality airlaid and ultrathin laminated absorbent cores, along with research and development activities in the Divisional Head Office in Raleigh, North Carolina. Our absorbent hygiene products and absorbent cores are sold in some 50 countries.

Review

—

Sales increased 42% over 2012 to reach $566 million. The increase was mainly attributable to the acquisition of Associated Hygienic Products (AHP) and the inclusion of the financial results of Attends Healthcare Limited (“Attends Europe”) for a full year

—	EBITDA before items[1] increased 19% to $80 million compared to $67 million in 2012

—	Capital expenditures more than doubled to $91 million compared to $44 million in 2012

Key figures

Year ended December 31	2011	2012	2013
(In millions of dollars unless otherwise noted)
Sales	71	399	566
Operating income	7	45	43
Depreciation and amortization	4	20	31
EBITDA before items[1]	12	67	80
Capital expenditures	-	44	91
Total assets	458	841	1,272

1	Non-GAAP financial measure. Consult the Reconciliation of Non-GAAP Financial Measures at the end of this document or at www.domtar.com

13

HIGHLIGHTS OF PERSONAL CARE DIVISION



6 manufacturing locations in North America and Europe

Continued the expansion of the segment created in 2011 with the acquisition of ***Associated Hygienic Products (AHP)***, a leading manufacturer and marketer of store-brand infant diapers in the United States, and the acquisition of ***Laboratorios Indas (Indas)***, the largest manufacturer and marketer of branded adult incontinence products in Spain (completed in January 2014)

SPAIN

SOME 2,000 EMPLOYEES[1]

11%[2] increase in sales of absorbent technology products

ZERO incidents for **AHP** Delaware facility in 2013

$91 million capital investment



New automated warehouse in Sweden

SALES IN SOME 50 COUNTRIES

SALES OF $566 million

1 Includes the acquisition of Indas, completed January 2, 2014

2 Reflecting full-year 2012 results for EAM Corporation

Our Evolution in Personal Care

Attends HEALTHCARE1 PRODUCTS

The Smart Choice in Incontinence Care

2011

EAM

2012

2013

INDAS

2014

1 U.S. business

2 European business

AttendsR2

AHP

Associated Hygienic Products LLC

Our Personal Care Footprint

Divisional Head Office in Raleigh, North Carolina

Currently employs some 2,000 people around the globe

6 plants located in: Greenville, NC; Jesup, GA; Delaware, OH; Waco, TX; Aneby, Sweden; Toledo, Spain

Strategically located distribution centers

Over 700,000 square feet of manufacturing space

Sustainability Spotlight

Domtar’s early and continued support for Forest Stewardship Council certification has been a hallmark of our sustainability leadership for over a decade. The flagship for our sustainable forestry commitment is our EarthChoice family of environmentally responsible papers, widely acknowledged as the largest offering of its kind in North America. We are proud that we helped create a market for responsibly sourced and manufactured paper, one that is growing every year. With the brand growth comes the evolution of EarthChoice to an overarching sustainability philosophy that guides our engagement both externally and internally.

We have committed to increasing our FSC fiber supply by 25% by 2020 (compared to 2010), and we are making steady progress towards this target. We have also set an aspirational goal of 100% of our fiber supply coming from FSC certified lands. However, just like consumer preference, we can’t force private landowners in our mills’ fiber baskets to achieve FSC certification. What we can do is support them along the path, as we have done so successfully in Ashdown, Arkansas, with the Four States Timberland Owners Association group certification model.

It is exactly this kind of practical, results-oriented sustainability action that defines us as a company. And now the mantle is being handed to each and every Domtar employee to make the Company more efficient, resilient, innovative, and better performing—in a word, more sustainable.

This work is taking place through our EarthChoice Ambassador teams in place at six facilities already, with additional EarthChoice Ambassador teams being rolled out across our network over the coming years. We are also directly empowering our manufacturing teams in our mills to take meaningful sustainability action by providing them with good data and a decision-making framework that connects isolated actions to the big picture of long-term corporate strategy.

Giving our people license to lead and the data to make informed decisions is a powerful combination, and one that will be transformational for Domtar’s sustainability progress in the years to come. As we continue to diversify our fiber-based product mix from pulp and paper to personal care, we continue to push ourselves to re-define and re-create our sustainability leadership position. Employees, customers, investors, NGO partners, regulators, and host communities all have a part to play in this transformational endeavor. For in the end, the path of sustainable growth, our EarthChoice, is one we must all make together.

EarthChoice Ambassadors and their families — tree planting activity — Windsor, Quebec

17

Our Communities

Sharing the power of reading with Powerful Pages
Together, Domtar and our
partners are transforming
the lives of children across

North America by providing the critical educational materials they need to read, learn, and succeed. We call this initiative Powerful Pages. Through it, we engage with organizations and schools across North America to share the gift of reading and to help equip students for learning. A love of books, and access to them, is a gift that gives back over an entire lifetime.

Domtar works towards promoting education and emphasizing literacy through a variety of projects and partnerships across North America. Highlights include:

—	Partnering with First Book (firstbook.org), an effort that has supplied close to 100,000 books to kids in need in the U.S. and Canada

—	Adding a Ben Carson Reading Room through the Carson Scholars Fund (carsonscholars.org) at Johnsonburg Area Elementary School in Johnsonburg, Pennsylvania

—	Sponsoring World Book Night US (us.worldbooknight.org), which helps to spread the love of reading from person to person

—	Supporting Classroom Central (classroomcentral.org), which provides school supplies to underprivileged students

—	Developing reading programs in local Domtar communities to challenge students and reward them for meeting their reading goals; and

—

Developing the Forest Academy (theforestacademy.com), an interactive Web site for 8–12-year-olds that provides a wealth of educational material about trees and forest ecology and, most of all, makes learning fun!

Domtar and First Book:

Putting books in the hands of children in need

Domtar has teamed up with First Book to help bring the power of books into the communities where Domtar employees live and work. First Book, a non-profit social enterprise, was founded 20 years ago with the mission of putting new books in the hands of kids who need them.

The First Book and Domtar collaboration provides books to schools and programs serving children from low-income families in communities across North America. Highlights in 2013 include providing approximately 60,000 brand new books, and paying for shipping an additional 35,000 books.

Domtar and United Way/Centraide:

Helping to brighten lives in our host communities

In 2013, Domtar and its employees together comitted over $800,000 to United Way/ Centraide organizations across North America.

Donating to the United Way/ Centraide helps brighten lives, and improving the quality of life in our host communities is one of Domtar’s Community Investment Policy objectives. We are proud to pursue this goal through our longstanding affiliation with annual United Way/Centraide fundraising efforts.

EarthChoice

Responsibility comes full circle

EarthChoice is recognized as the widest range of environmentally responsible paper products available today. This recognition can be traced back to the brand’s roots as the first Forest Stewardship Council (FSC) certified copy paper manufactured in North America. Since then, EarthChoice has expanded in scope to become our industry-leading sustainability platform. Today, EarthChoice encompasses each element of the fiber lifecycle — from the forest to responsible production, usage, and recycling. The result is an intense focus on each phase of Domtar’s operations, including:

—	WHERE FIBER COMES FROM: Through collaboration with leading environmental organizations, we are committed to using fiber from responsibly managed sources;

—	HOW PRODUCTS ARE MADE: Instilling transparency and environmental values in employees helps embed sustainability into our operations;

—	RESPONSIBLE USAGE: We encourage the responsible use of paper through innovative educational tools and advisory services;

—	RECYCLING/NEXT LIFE: Our support for reusing fiber is based on the fundamental belief that paper should not end up in a landfill.

Throughout each of the stages, we have developed projects and partnerships that promote increased responsibility and help customers make more informed decisions. Our efforts range from actively supporting FSC certification among private landowners to a partnership with Recyclebank that promotes higher recycling rates for fiber-based products.

To learn more, please visit www.domtar.com/earthchoice

19

PAPERbecause . . . by the numbers

5 years of PAPERbecause: 18 videos 28 essays 45 print ads 200+ customer and industry co-branded projects

Our Network

We have a network of 13 pulp and paper mills across North America. This production system is supported by 15 converting and/or forms manufacturing operations, an extensive distribution network and regional replenishment centers. It includes Enterprise Group®, a Domtar business that primarily sells and distributes Domtar-branded cut-size business paper and continuous forms, as well as digital paper, converting rolls, and specialty products.

In Asia, we have established a converting and distribution presence in southern mainland China, in the province of Guangdong. We also have a representative office in Hong Kong that provides customer services support to Asian pulp customers.

Ariva sells and distributes a wide range of paper products from Domtar and other manufacturers. Ariva serves a diverse customer base through 6 locations in Canada.

Our Personal Care business produces a wide range of adult incontinence and baby diaper products. These products are manufactured and shipped out of 6 production and distribution facilities located in the U.S. and Europe. Our research and development activities for Domtar Personal Care are centralized in the Divisional Head Office in Raleigh, North Carolina, while R&D activities undertaken for EAM customers are conducted at our operations in Jesup, Georgia.

HEAD OFFICE

Montreal, Quebec

PULP AND PAPER

Divisional Head Office

Fort Mill, South Carolina

Uncoated Freesheet

Ashdown, Arkansas

Espanola, Ontario

Hawesville, Kentucky

Johnsonburg, Pennsylvania

Kingsport, Tennessee

Marlboro, South Carolina

Nekoosa, Wisconsin

Port Huron, Michigan

Rothschild, Wisconsin

Windsor, Quebec

Pulp

Dryden, Ontario

Kamloops, British Columbia

Plymouth, North Carolina

Chip Mills

Hawesville, Kentucky

Johnsonburg, Pennsylvania

Kingsport, Tennessee

Marlboro, South Carolina

Converting and

Distribution – Onsite

Ashdown, Arkansas

Rothschild, Wisconsin

Windsor, Quebec

Converting and

Distribution – Offsite

Addison, Illinois

Brownsville, Tennessee

Dallas, Texas

DuBois, Pennsylvania

Griffin, Georgia

Indianapolis, Indiana

Owensboro, Kentucky

Ridgefields, Tennessee

Rock Hill, South Carolina

Tatum, South Carolina

Washington Court House, Ohio

Zengcheng, China

Forms Manufacturing

Dallas, Texas

Indianapolis, Indiana

Rock Hill, South Carolina

Enterprise Group –

United States

Addison, Illinois

Albuquerque, New Mexico

Altoona, Iowa

Antioch, Tennessee

Atlanta, Georgia

Birmingham, Alabama

Brook Park, Ohio

Buffalo, New York

Charlotte, North Carolina

Cincinnati, Ohio

Delran, New Jersey

Denver, Colorado

Garland, Texas

Houston, Texas

Indianapolis, Indiana

Jackson, Mississippi

Jacksonville, Florida

Kansas City, Kansas

Kent, Washington

Lakeland, Florida

Lexington, Kentucky

Louisville, Kentucky

Mansfield, Massachusetts

Medley, Florida

Memphis, Tennessee

Milwaukee, Wisconsin

Minneapolis, Minnesota

Omaha, Nebraska

Overland, Missouri

Phoenix, Arizona

Pittsburgh, Pennsylvania

Plain City, Ohio

Richmond, Virginia

Salt Lake City, Utah

San Antonio, Texas

San Lorenzo, California

Wayland, Michigan

Wayne, Michigan

Global reach, local roots

Ariva – Canada

Halifax, Nova Scotia Montreal, Quebec

Mount Pearl, Newfoundland and Labrador Ottawa, Ontario Quebec City, Quebec Toronto, Ontario

Enterprise Group – Canada

Calgary, Alberta Delta, British Columbia Longueuil, Quebec Mississauga, Ontario

Regional Replenishment Centers (RRC) – United States

Addison, Illinois

Charlotte, North Carolina Garland, Texas Jacksonville, Florida Kent, Washington Mira Loma, California

Regional Replenishment Centers (RRC) – Canada

Mississauga, Ontario Richmond, Quebec Winnipeg, Manitoba

Representative Office – International

Guangzhou, China Hong Kong, China

PERSONAL CARE

Divisional Head Office

Raleigh, North Carolina

Attends North America – Manufacturing and Distribution

Greenville, North Carolina

Attends Europe –

Manufacturing and Distribution

Aneby, Sweden

Attends Europe –

Direct Sales Organizations

Emmeloord, The Netherlands Espoo, Finland Keerbergen, Belgium Wakefield, United Kingdom Oslo, Norway Pasching, Austria Rheinfelden, Switzerland Schwalbach am Taunus, Germany

Indas – Manufacturing and Distribution

Sant Vicenç de Castellet, Spain Toledo, Spain

Indas – Direct Sales Organizations

Casablanca, Morocco Lisbon, Portugal

AHP – Manufacturing and Distribution

Delaware, Ohio Waco, Texas

EAM Corporation –

Manufacturing and Distribution

Jesup, Georgia

LIST OF LOCATIONS AND CAPACITIES

Pulp and Paper Mills

Ashdown, AR

629,000 ST of paper per year

Espanola, ON

72,000 ST of paper per year

Hawesville, KY

572,000 ST of paper per year

Johnsonburg, PA

356,000 ST of paper per year

Kingsport, TN

417,000 ST of paper per year

Marlboro, SC

264,000 ST of paper per year

Nekoosa, WI

156,000 ST of paper per year

Port Huron, MI

112,000 ST of paper per year

Rothschild, WI

136,000 ST of paper per year

Windsor, QC

641,000 ST of paper per year

Market Pulp Mills

Dryden, ON

327,000 ADMT of pulp per year

Kamloops, BC

353,000 ADMT of pulp per year

Plymouth, NC

448,000 ADMT of pulp per year

All paper tonnage is expressed in short tons (ST) and by mill production capacity.

All pulp tonnage is expressed in air dry metric tons (ADMT) and by mill market pulp production capacity.

Corporate Governance and Management

Domtar’s Management Committee and Board of Directors are committed to the sustainability of the business and to upholding the highest standards of ethical and socially responsible behavior. They are responsible for the overall stewardship of the Company and ensuring that decisions are taken in the best interests of Domtar and its shareholders. They work closely together in developing and approving business strategies and material corporate actions while always taking into account the economic, social, and environmental impacts of their decisions. They are also constantly assessing the various risks and opportunities facing the Company while ensuring strict compliance with laws and ethical guidelines.

Board of Directors
	Harold H. MacKay	Giannella Alvarez	Robert E. Apple	Louis P. Gignac	David J. Illingworth
	Chairman of the Board Counsel, MacPherson Leslie & Tyerman LLP Regina Saskatchewan Canada	Corporate Director Atlanta, Georgia USA	Chief Operating Officer MasTec, Inc. Miami, Florida USA	President G Mining Services Inc. Montreal, Quebec Canada	Corporate Director Orchid, Florida USA

Management Committee

	John D. Williams	Melissa Anderson	Daniel Buron

President and Chief Executive

Officer (CEO)

John D. Williams has been President and Chief Executive Officer of Domtar since January 2009. He is also a member of the Board of Directors.

Mr. Williams has over 30 years of experience in both consumer products and packaging. He began his career in consumer product sales in 1976, gaining insight into key market dynamics in the U.K. and the U.S. Prior to joining Domtar, he was President of SCA Packaging Europe.

Mr. Williams is a member of the Board of Directors of Owens Corning (NYSE: OC) and Chairman of the Board of the Montreal Chamber Orchestra. He is also Board Chairman of the American Forest & Paper Association. In 2010, he was named North American CEO of the Year by RISI as well as Global CEO of the Year by Pulp & Paper International (PPI). Mr. Williams was named Executive Papermaker of the Year for 2012 by PaperAge magazine.

Senior Vice-President

Human Resources

Melissa Anderson has been Senior Vice-President, Human Resources since January 2010.

Prior to joining Domtar, she served as Senior Vice-President, Human Resources and Government Relations for The Pantry, Inc., one of the largest independently operated convenience retailers in the United States. Previously, Ms. Anderson spent 17 years with International Business Machines Corporation, serving as Vice-President of Human Resources for IBM Global Financing, where she led an international team of HR professionals.

At Domtar, she is responsible for talent acquisition and management, health and safety, employee experience, labor relations, HR shared services, and HR business partners.

Senior Vice-President and Chief Financial Officer (CFO)

Daniel Buron has been Senior Vice-President and Chief Financial Officer since May 2004.

Prior to May 2004, he was Vice-President, Finance, Pulp and Paper Sales Division and, prior to September 2002, Vice-President and Controller.

He has management oversight and responsibility for all financial functions, including financial reporting, financial risks and debt management, treasury operations, taxation, and information technology.

Domtar’s commitment to sustainability and to high standards of conduct governs the Company’s relationships with customers, suppliers, shareholders, competitors, host communities, and employees at every level of the organization. This standard is outlined in Domtar’s Code of Business Conduct and Ethics applicable to all employees, including officers. The Board also adheres to its own Code as well as to the Corporate Governance Guidelines required by the New York and Toronto stock exchanges.

For complete information on Domtar’s policies, procedures, and governance documents, please visit domtar.com.

23

Brian M. Levitt	David G. Maffucci	Robert J. Steacy	Pamela B. Strobel	Denis Turcotte	John D. Williams
Non-Executive Co-Chair Osler, Hoskin & Harcourt LLP Montreal, Quebec Canada	Corporate Director Charlotte North Carolina USA	Corporate Director Toronto, Ontario Canada	Corporate Director Chicago, Illinois USA	President and CEO North Channel Management Sault Ste. Marie Ontario Canada	President and Chief Executive Officer Domtar Corporation Charlotte North Carolina USA

Michael Fagan	Zygmunt Jablonski	Patrick Loulou	Richard L. Thomas

Senior Vice-President

Personal Care

Michael Fagan has been Senior Vice-President, Personal Care of Domtar since 2012.

Prior to joining Domtar, Mr. Fagan held the positions of President and CEO of Attends Healthcare, Inc. since 2006 and Senior Vice-President, Sales and Marketing since 1999. Prior to joining Attends, he held a variety of sales development roles with Procter & Gamble, the previous owners of the Attends line of products and the creators of the category.

Mr. Fagan has management oversight and responsibility for Domtar’s Personal Care segment that involves the manufacturing, sale and distribution of infant care and adult incontinence care products.

Senior Vice-President

Law and Corporate Affairs

Zygmunt Jablonski has been Senior Vice-President, Law and Corporate Affairs since 2009.

Prior to joining Domtar in 2008, he served in various in-house counsel positions for major manufacturing and distribution companies in the paper industry for over 13 years. From 1985 to 1994, he practiced law in Washington, DC.

Mr. Jablonski is responsible for Domtar’s Legal Affairs, Secretariat, Sustainability, and Environmental Affairs. He is also responsible for Corporate Communications & Investor Relations, Government Relations, and Internal Audit.

Senior Vice-President

Corporate Development

Patrick Loulou has been Senior Vice-President, Corporate Development since March 2007.

Previously, he held a number of positions in the telecommunications sector as well as in management consulting. He has several years of experience in corporate strategy and business development.

Mr. Loulou is responsible for managing new business development, corporate strategy, and mergers and acquisitions. He is also responsible for Domtar’s paper converting business in China.

Senior Vice-President

Sales and Marketing

Richard L. Thomas has been Senior Vice-President, Sales and Marketing since 2007, when Domtar acquired Weyerhaeuser’s Fine Paper division.

Prior to joining Domtar, he was Vice-President, Fine Papers, at Weyerhaeuser Company. Mr. Thomas joined Weyerhaeuser in 2002 when Willamette Industries, Inc. was acquired by Weyerhaeuser. At Willamette, he held various management positions in operations after joining the company in 1992. Previously, he was with Champion International Corporation for 12 years.

As Senior Vice-President, Sales and Marketing, he is responsible for pulp and paper sales, customer service, product development, and the marketing of all pulp and paper grades produced at the mills.

Domtar Corporation Reconciliation of Non–GAAP Financial Measures

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non–U.S. generally accepted accounting principles (“GAAP”) financial metrics identified in bold as “Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt–to–total capitalization.” Management believes that the financial metrics presented are frequently used by investors and are useful to evaluate our ability to service debt and our overall credit profile. Management believes these metrics are also useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The Company calculates “Earnings before items” and “EBITDA before items” by excluding the after–tax (pre–tax) effect of items considered by management as not reflecting our current operations. Management uses these measures, as well as EBITDA and Free cash flow, to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Net earnings provides for a more complete analysis of the results of operations. Net earnings and Cash flow provided from operating activities are the most directly comparable GAAP measures.

		2011	2012	2013
Reconciliation of “Earnings before items” to Net earnings
Net earnings	($)	365	172	91
(+) Impairment and write–down of PP&E¹ and intangible assets	($)	53	9	17
(+) Closure and restructuring costs	($)	33	20	13
(–) Net (gains) losses on disposals of PP&E¹ and sale of business	($)	(3)	1	2
(+) Impact of purchase accounting	($)	1	1	2
(+) Reversal of alternative fuel tax credits	($)	–	–	18
(–) Cellulose biofuel producer credits	($)	–	–	(33)
(+) Loss on repurchase of long–term debt	($)	3	30	2
(+) Weston litigation settlement	($)	–	–	46
(=) Earnings before items	($)	452	233	158
( / ) Weighted avg. number of common and exchangeable shares outstanding (diluted)	(millions)	40.2	36.1	33.4
(=) Earnings before items per diluted share	($)	11.24	6.45	4.73

Reconciliation of “EBITDA” and “EBITDA before items” to Net earnings
Net earnings	($)	365	172	91
(+) Equity loss, net of taxes	($)	7	6	1
(+) Income tax expense (benefit)	($)	133	58	(20)
(+) Interest expense, net	($)	87	131	89
(=) Operating income	($)	592	367	161
(+) Depreciation and amortization	($)	376	385	376
(+) Impairment and write–down of PP&E¹ and intangible assets	($)	85	14	22
(–) Net (gains) losses on disposals of PP&E¹ and sale of business	($)	(6)	2	4
(=) EBITDA	($)	1,047	768	563
(/) Sales	($)	5,612	5,482	5,391
(=) EBITDA margin	(%)	19%	14%	10%
EBITDA	($)	1,047	768	563
(+) Reversal of alternative fuel tax credits	($)	–	–	26
(+) Closure and restructuring costs	($)	52	30	18
(+) Impact of purchase accounting	($)	1	1	2
(+) Weston litigation settlement	($)	–	–	49
(=) EBITDA before items	($)	1,100	799	658
(/) Sales	($)	5,612	5,482	5,391
(=) EBITDA margin before items	(%)	20%	15%	12%

Reconciliation of “Free cash flow” to Cash flow provided from operating activities
Cash flow provided from operating activities	($)	883	551	411
(–) Additions to PP&E¹	($)	(144)	(236)	(242)
(=) Free cash flow	($)	739	315	169

1	PP&E: Property, plant and equipment

(continued)		2011	2012	2013
“Net debt–to–total capitalization” computation
Bank indebtedness	($)	7	18	15
(+) Long–term debt due within one year	($)	4	79	4
(+) Long–term debt	($)	837	1,128	1,510
(=) Debt	($)	848	1,225	1,529
(–) Cash and cash equivalents	($)	(444)	(661)	(655)
(=) Net debt	($)	404	564	874
(+) Shareholders’ equity	($)	2,972	2,877	2,782
(=) Total capitalization	($)	3,376	3,441	3,656
Net debt	($)	404	564	874
(/) Total capitalization	($)	3,376	3,441	3,656
(=) Net debt–to–total capitalization	(%)	12%	16%	24%

“Earnings before items”, “Earnings before items per diluted share”, “EBITDA”, “EBITDA margin”, “EBITDA before items”, “EBITDA margin before items”, “Free cash flow”, “Net debt” and “Net debt–to–total capitalization” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Net earnings, Operating income or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

Reconciliation of Non–GAAP Financial Measures By Segment

(In millions of dollars, unless otherwise noted)

The following table sets forth certain non–U.S. generally accepted accounting principles (“GAAP”), financial metrics identified in bold as “Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” by reportable segment. Management believes that the financial metrics presented are frequently used by investors and are useful to measure the operating performance and benchmark with peers within the industry. These metrics are presented as a complement to enhance the understanding of operating results but not in substitution for GAAP results.

The Company calculates the segmented “Operating income (loss) before items” by excluding the pre–tax effect of items considered by management as not reflecting our ongoing operations. Management uses these measures to focus on ongoing operations and believes that it is useful to investors because it enables them to perform meaningful comparisons between periods. Domtar believes that using this information along with Operating income (loss) provides for a more complete analysis of the results of operations. Operating income (loss) by segment is the most directly comparable GAAP measure.

		Pulp and Paper¹			Personal Care²			Corporate
		2011	2012	2013	2011	2012	2013	2011	2012	2013
Reconciliation of Operating income (loss) to “Operating income (loss) before items”
Operating income (loss)	($)	581	330	171	7	45	43	4	(8)	(53)
(+) Impairment and write–down of PP&Eł and intangible assets	($)	85	14	20	–	–	2	–	–	–
(–) Net (gains) losses on disposals of PP&E³ and sale of business	($)	–	2	10	–	–	–	(6)	–	(6)
(+) Reversal of alternative fuel tax credits	($)	–	–	26	–	–	–	–	–	–
(+) Weston litigation settlement	($)	–	–	–	–	–	–	–	–	49
(+) Closure and restructuring costs	($)	52	29	10	–	1	2	–	–	6
(+) Impact of purchase accounting	($)	–	–	–	1	1	2	–	–	–
(=) Operating income (loss) before items	($)	718	375	237	8	47	49	(2)	(8)	(4)
Reconciliation of “Operating income (loss) before items” to “EBITDA before items”
Operating income (loss) before items	($)	718	375	237	8	47	49	(2)	(8)	(4)
(+) Depreciation and amortization	($)	372	365	345	4	20	31	–	–	–
(=) EBITDA before items	($)	1,090	740	582	12	67	80	(2)	(8)	(4)
(/) Sales	($)	5,542	5,088	4,843	71	399	566	–	–	–
(=) EBITDA margin before items	(%)	20%	15%	12%	17%	17%	14%	–	–	–

“Operating income (loss) before items”, “EBITDA before items” and “EBITDA margin before items” have no standardized meaning prescribed by GAAP and are not necessarily comparable to similar measures presented by other companies and therefore should not be considered in isolation or as a substitute for Operating income (loss) or any other earnings statement, cash flow statement or balance sheet financial information prepared in accordance with GAAP. It is important for readers to understand that certain items may be presented in different lines by different companies on their financial statements thereby leading to different measures for different companies.

1	On May 31, 2013, the Company acquired Xerox’s paper print and media product’s assets in the United States and Canada.

2	On July 1, 2013, the Company acquired 100% of the shares of Associated Hygiene Products LLC.

On May 1, 2012, the Company acquired 100% of the shares of EAM Corporation.

On March 1, 2012, the Company acquired 100% of the shares of Attends Healthcare Limited.

On September 1, 2011, the Company acquired 100% of the shares of Attends Healthcare Inc.

3	PP&E: Property, plant and equipment

Shareholder Information

Dividend policy

Subject to approval by its Board of Directors, Domtar pays a quarterly dividend on its common stock

(NYSE: UFS) (TSX: UFS) and on its exchangeable shares (TSX: UFX).

Dividend history

Year ended 2013

Declared	Record Date	Payable Date	Amount
October 30, 2013	December 13, 2013	January 15, 2014	US$0.55
July 31, 2013	September 13, 2013	October 15, 2013	US$0.55
May 1, 2013	June 14, 2013	July 15, 2013	US$0.55
February 20, 2013	March 15, 2013	April 15, 2013	US$0.45

Shareholder Services

For shareholder-related services, including estate settlement, lost stock certificates, change of name or address, stock transfers, and duplicate mailings, please contact the transfer agent at:

Computershare Investor Services

Computershare

P.O. BOX 30170

College Station, TX 77845-3170

Toll free: 1-877-282-1168

Outside the U.S.: 1-781-575-2879

Web site:

www.computershare.com/investor

Canadian stockholders should

contact the transfer agent at:

Computershare Investor

Services Inc.

100 University Ave., 8th Floor

Toronto, ON

Canada M5J 2Y1

Toll free: 1-866-245-4053 www.investorcentre.com/service

Stock Exchange

information

Domtar Corporation common stock is traded on the New York Stock Exchange and on the Toronto Stock Exchange under the symbol “UFS.” Domtar (Canada) Paper Inc. exchangeable shares are traded on the Toronto Stock Exchange under the symbol “UFX.”

Requests for information

For additional copies of the Annual Report or other financial information, please contact:

Investor Relations Department

Domtar Corporation

395 de Maisonneuve Blvd. West

Montreal, QC

Canada H3A 1L6

Tel.: 514-848-5555

Voice Recognition:

“Investor Relations”

Email: ir@domtar.com

Web site

www.domtar.com

Electronic versions of this

Annual Report, SEC filings, and

other Company publications are

available through the corporate

Web site.

2014 Tentative

Earnings Calendar

First Quarter:

Thursday, April 24, 2014

Second Quarter:

Thursday, July 24, 2014

Third Quarter:

Thursday, October 23, 2014

Fourth Quarter:

Friday, February 6, 2015

Annual Meeting

Domtar Annual Meeting

of Stockholders

April 30, 2014, Montreal, Quebec

Montreal Museum of Fine Arts

Claire and Marc Bourgie Pavilion

1339 Sherbrooke Street West

Montreal, QC

Canada H3G 1J5

Production Notes

Domtar is pleased to make an annual contribution of $350,000 to WWF from the sale of FSC® Certified EarthChoice® products.

PAPER

Cover printed on 80 lb. Cougar® Cover,

Smooth Finish.

Insert printed on 60 lb. Cougar® Text,

Smooth Finish.

PRINTING

Cover and insert printed with UV inks on a Heidelberg

Speedmaster CD 102 press 6-color units with in line coater and full inter-deck and end of press extended delivery UV drying systems.

Learn about the social and environmental impacts of Domtar products at domtarpapertrail.com

®WWF Registered Trademark. Panda Symbol © 1986 WWF. © 1986 Panda symbol WWF-World Wide Fund for Nature (also known as World Wildlife Fund). ®“WWF” is a WWF Registered Trademark.

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